Exhibit 3.1

SUTHERLAND ASSET MANAGEMENT CORPORATION

ARTICLES OF AMENDMENT

Sutherland Asset Management Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:         Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Ready Capital Corporation

SECOND:   The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:       The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH:    These Articles of Amendment shall become effective as of 12:01 a.m. on September 26, 2018.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer this 25th day of September 2018.

	ATTEST:	SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst	By:	/s/ Thomas E. Capasse
	Frederick C. Herbst		Thomas E. Capasse
	Chief Financial Officer		Chief Executive Officer